UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2021

FS Credit Real Estate Income Trust, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	000-56163	81-4446064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Securities registered pursuant to Section 12(b) of the Exchange Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 22, 2021, FS CREIT Finance BB-1 LLC (“BB-1”), an indirect wholly owned special-purpose financing subsidiary of FS Credit Real Estate Income Trust, Inc. (the “Company”), entered into a Master Repurchase Agreement (the “BB-1 Repurchase Agreement,” and together with the related transaction documents, the “BB-1 Facility”), as seller, with Barclays Bank PLC (“Barclays”), as purchaser, to finance the acquisition and origination of whole, performing senior commercial or multifamily floating rate mortgage loans secured by first liens on office, retail, industrial, hospitality, multifamily, self-storage and manufactured housing property (or a combination of the foregoing, including associated parking structures). The initial maximum amount of financing available under the BB-1 Facility is $175 million. BB-1 may, with the consent of Barclays, elect to increase the maximum amount of financing available to $250 million. Each transaction under the BB-1 Facility will have its own specific terms, such as identification of the assets subject to the transaction, sale price, repurchase price and rate.

The initial availability period of the BB-1 Facility (during which financing under the BB-1 Facility may be used for acquisition and origination of new assets) is three years. BB-1 may extend the availability period for a one-year term extension, so long as certain conditions are met. After the end of the availability period, BB-1 may exercise an option to commence a one-year amortization period up to two times, so long as certain conditions are met. During the amortization period, certain of the terms of the BB-1 Facility will be modified, including a requirement to pay down a certain amount of the outstanding purchase price of each asset financed under the BB-1 Facility.

In connection with the BB-1 Repurchase Agreement, the Company entered into a Guaranty (the “BB-1 Guaranty”) pursuant to which the Company guarantees 25% of BB-1’s obligations under the BB-1 Repurchase Agreement, subject to limitations specified therein. The BB-1 Guarantee may become full recourse to the Company upon the occurrence of certain events, including willful bad acts by the Company or BB-1.

The BB-1 Repurchase Agreement and BB-1 Guaranty contain representations, warranties, covenants, events of default and indemnities that are customary for agreements of their type. In addition, the Company is required (i) to maintain its adjusted tangible net worth at an amount not less than the greater of (x) 75% of the net cash proceeds of any equity issuance by the Company plus 75% of the net available capital commitments callable by the Company, minus 75% of the amounts expended for equity redemptions or repurchases by the Company and (y) 75% of the then-current maximum facility amount under the Master Repurchase and Securities Contract, dated August 30, 2017, as amended, between FS CREIT Finance WF-1 LLC, an indirect wholly owned special-purpose financing subsidiary of the Company, as seller, and Wells Fargo, National Association, as buyer; (ii) to maintain an EBITDA to interest expense ratio not less than 1.50 to 1.00; (iii) to maintain a total indebtedness to tangible net worth ratio of less than 3.00 to 1.00; and (iv) to maintain minimum liquidity plus net available capital commitments, if any, at not less than 7.5% of the amount outstanding under the BB-1 Facility.

The material terms of the agreements described above are qualified in their entirety by the agreements attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1	Master Repurchase Agreement dated as of February 22, 2021 between FS CREIT Finance BB-1 LLC and Barclays Bank PLC

10.2	Guaranty dated as of February 22, 2021 made by FS Credit Real Estate Income Trust, Inc. in favor of Barclays Bank PLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Credit Real Estate Income Trust, Inc.

Date: February 25, 2021	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd
Vice President, Treasurer and Secretary